Exhibit 10.10
NEVRO CORP.

NON-EMPLOYEE DIRECTOR COMPENSATION PROGRAM

Non-employee members of the board of directors (the “Board”) of Nevro Corp. (the “Company”) shall be eligible to receive cash and equity compensation as set forth in this Non-Employee Director Compensation Program (this “Program”), as amended by the Board and effective January 1, 2025 (the “Effective Date”). The cash and equity compensation described in this Program shall be paid or be made, as applicable, automatically and without further action of the Board, to each member of the Board who is not an employee of the Company or any parent or subsidiary of the Company (each, a “Non-Employee Director”) who may be eligible to receive such cash or equity compensation, unless such Non-Employee Director declines the receipt of such cash or equity compensation by written notice to the Company. This Program shall remain in effect until it is revised or rescinded by further action of the Board. This Program may be amended, modified or terminated by the Board at any time, without advance notice, in its sole discretion. The terms and conditions of this Program shall supersede any prior cash and/or equity compensation arrangements for service as a member of the Board between the Company and any of its Non-Employee Directors.
1.    Cash Compensation.
(a)    Annual Retainers. Each Non-Employee Director shall be eligible to receive an annual retainer of $55,000 for service on the Board.
(b)    Additional Annual Retainers. In addition, a Non-Employee Director shall receive the following annual retainers:
(i)    Non-Executive Chair. To the extent appointed, a Non-Employee Director serving as Non-Executive Chair of the Board shall receive an additional annual retainer of $50,000 for such service.
(ii)    Lead Director. To the extent appointed, a Lead Director of the Board shall receive an additional annual retainer of $40,000 for such service.
(iii)     Audit Committee. A Non-Employee Director serving as Chairperson of the Audit Committee shall receive an additional annual retainer of $25,000 for such service. A Non-Employee Director serving as a member of the Audit Committee (other than the Chairperson) shall receive an additional annual retainer of $12,000 for such service.
(iv)    Compensation Committee. A Non-Employee Director serving as Chairperson of the Compensation Committee shall receive an additional annual retainer of $18,250 for such service. A Non-Employee Director serving as a member of the Compensation Committee (other than the Chairperson) shall receive an additional annual retainer of $8,000 for such service.
(v)     Nominating and Corporate Governance Committee. A Non-Employee Director serving as Chairperson of the Nominating and Corporate Governance Committee shall receive an additional annual retainer of $12,000 for such service. A Non-Employee Director serving as a member of the Nominating and Corporate Governance Committee (other than the Chairperson) shall receive an additional annual retainer of $6,000 for such service.

        (c)    Payment of Retainers. The annual retainers described in Sections 1(a) and 1(b) shall be earned on a quarterly basis based on a calendar quarter and shall be paid by the Company in arrears not later than the fifteenth day following the end of each calendar quarter. In the event a Non-Employee Director does not serve as a Non-Employee Director, or in the applicable positions described in Section 1(b), for an entire calendar quarter, the retainer paid to such Non-Employee Director shall be prorated for the portion of such calendar quarter actually served as a Non-Employee Director, or in such position, as applicable. A director may elect, at his or her option by delivering an election form no later than the 60th day of a calendar quarter, to receive the payment of all or a portion of the Non-Employee Director’s aggregate annual retainer in shares of fully vested common stock issued under the Equity Plan with such election remaining in place unless changed by the Non-Employee Director (the “Stock Payment”). The number of shares shall be calculated by dividing (i) the percentage of the quarterly portion of the annual retainer elected to be received as a Stock Payment (denominated in dollars) by (ii) the per share Fair Market Value (as defined in the Equity Plan) of the Company’s common stock on the last trading day of the applicable fiscal quarter, rounded down to the next whole number of shares. The Stock Payment shall be made on the same date the Company makes the cash payment of the annual retainers.

2.    Equity Compensation. Non-Employee Directors shall be granted the equity awards described below. The awards described below shall be granted under and shall be subject to the terms and provisions of the Company’s 2014 Equity Incentive Award Plan or any other applicable Company equity incentive plan then-maintained by the Company (the “Equity Plan”) and shall be evidenced by the execution and delivery of award agreements, including attached exhibits, in substantially the forms previously approved by the Board. All applicable terms of the Equity Plan apply to this Program as if fully set forth herein, and all grants of equity awards hereby are subject in all respects to the terms of the Equity Plan.
(a)Initial Awards.  Each Non-Employee Director who is initially elected or appointed to the Board on or after the Effective Date shall automatically be granted, on the date of such initial election or appointment, an award of restricted stock units (an “Initial Award”) with respect to that number of shares of Company common stock that is the lessor of (a) the number of shares calculated by dividing (x) $300,000 by (y) the per share Fair Market Value (as defined in the Equity Plan) of the Company’s common stock on the date of grant, rounded down to the next whole number of shares; or (b) 30,000 shares. No Non-Employee Director shall be granted more than one Initial Award.
(b)Annual Awards. A Non-Employee Director who has served at least six (6) months prior to, and will continue to serve as a Non-Employee Director immediately following, any annual meeting of the Company’s stockholders after the Effective Date (an “Annual Meeting”) shall be automatically granted, on the date of such Annual Meeting, an award of restricted stock units (a “Annual Award”) with respect to that number of shares of Company common stock that is the lessor of (a) the number of shares calculated by dividing (x) $180,000 by (y) the per share Fair Market Value (as defined in the Equity Plan) of the Company’s common stock on the date of grant, rounded down to the next whole number of shares; or (b) 19,169 shares (which was the Annual Award granted on the date of Company’s 2024 Annual Meeting).
(c)Vesting. Each Initial Award shall vest in three (3) equal annual installments on the anniversary of the date the Non-Employee Director was initially elected or appointed to the Board, subject to the Non-Employee Director continuing to provide services to the Company through such vesting date. Each Annual Award shall vest in full upon the earlier of (i) the first anniversary of the date of grant or (ii) the next Annual Meeting following the date of grant, subject to the Non-Employee Director continuing to provide services to the Company through such vesting date. Each Initial Award and Annual Award, along with any other stock options or other equity-based awards held by any Non-Employee Director, shall vest in full immediately prior to the occurrence of a Change in Control (as defined in the Equity Plan), to the extent outstanding at such time.
3.    Reimbursements. The Company shall reimburse each Non-Employee Director for all reasonable, documented, out-of-pocket travel and other business expenses incurred by such Non-Employee Director in the performance of his or her duties to the Company in accordance with the Company’s applicable expense reimbursement policies and procedures as in effect from time to time.
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